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C O R P O R A T E  P A R T I C I P A N T S

David Rosenberg - Chief Executive Officer, AeroFarms

Josh Kincaid - Capital Markets Analyst, Seeking Alpha

PRESENTATION

Josh Kincaid: Welcome back to Seeking Alpha. I'm Josh Kincaid, capital markets analyst and today, interviewing CEOs.

My guest today is David Rosenberg. He is the CEO and co-founder of AeroFarms. They're going public via SPAC with Spring Valley Acquisitions.

David, thanks for being with us at Seeking Alpha.

David Rosenberg: Yeah, pleasure being with you, Josh.

Josh Kincaid: So, AeroFarms, they're a world leader in indoor vertical farming and you're going to be publicly traded, going through a combination with Spring Valley Acquisition Corps. Let me get your ticker symbol down here. You're going to be going through, I believe--is it Nasdaq?

David Rosenberg: Nasdaq SV right now. And it's--as it--the merger comes together, then, under AeroFarms, ARFM.

Josh Kincaid: ARFM. Tell me a little bit about AeroFarms. How'd you get started? What is it?

David Rosenberg: Yeah. Well, so, we're a vertical farming company, as you can see in the image behind me. This is one of our farms. Actually, the ninth one we've built. But we define farming--vertical farming as layer upon layer of plant growth. We grow plants without sun, without soil.

And plants don't actually need sun. They need spectrum of light. So, we give the specific spectrums intensities, frequencies that a plant needs.

They don't need soil. They need nutrients and micronutrients. And here, too, we give specific nutrients and micronutrients to optimize plant growth. And what this enables is our ability to grow plants anywhere in the world any time of the year. So, whether it's the North Pole or the equator, any time of the year, so people have access to fresh, great tasting food.

Once one harvest crops, they start dying. So, here, we could bring the plants closer to where the mouths are and keep product fresh in the food supply chain and in a heavily utilized way.

I got started, you asked, is--looking at the macrotrends from depletion of our farmland, the world's lost 30 percent of our--its farmland in the last 40 years. Fresh water. Most of our fresh water goes to agriculture. Most of our fresh water contamination comes from agriculture. So, if one wants to solve water, one needs to solve agriculture.

Spoilage. There's tremendous waste in our food system. Sixty percent of what comes off a farm doesn't get eaten because of spoilage in the supply chain and the distance between where farm is produced and where it's consumed.

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Food contamination. Also, e. coli, listeria, salmonella. There's a lot of other challenges in our food system and the category of leafy greens which is our beachhead. It's the highest area of food contamination of any areas and fully controlled agriculture here, too. We could make food safer.

And additionally, it's a--we started with leafy greens because it's a relatively high priced per pound, so we could absorb our technology, capital cost could be absorbed, and we could sell at essentially market prices and make money. But to answer your question, seeing the huge macrotrends and environmental pressures, seeing the social challenges of--related to population growth and we're going to run out of food by--some estimates by 2050.

So, how do we need--or we're going to run out of food for our current--in our current status quo. So, we need to produce more food, plus technological trends. Most notably, LEDs, light-emitting diodes. So, a confluence of reasons. I realize this is going to be a massive industry and how can I jump in from a technology mindset platform to really deliver good to the world, impact for shareholders, for the environment, for society?

Josh Kincaid: So, for the people that are listening and they're not watching, you've got the screensaver of a warehouse that you built. Is that to scale? Or how big are those trees? Because there's an individual in there that's really, really small and these trees look huge. So, maybe you can kind of describe the scale of what you're doing here.

David Rosenberg: It is to scale. So, this is actual farm you're seeing. It does look a little bit like the matrix. And we are building these bigger and bigger.

So, we go into a modern warehouse, which is about 50 feet high and we're--we'll grow about 14 levels of plant growth. And these towers are about 80 feet long, they're about five feet wide, and there are many of them.

And the many of them is important because there are economies of scale in our industry like there are in other industries. Here, the economy of scale is not in the growing, it's in the processing. We define processing as seeding, harvesting, cleaning, packaging, and automation between that. Automation of those elements and between that. When one automates, one either does it to improve quality or reduce labor cost. Here, we automate to reduce labor cost.

But we're building them bigger and bigger is the point. And that is to scale. And that allows us to make the cost structure work for leafy greens and now moving to a lot of different crops as well.

Josh Kincaid: So, what are you able to grow and who are you selling it to? You're not at a farmer's market selling to individuals, right? So, can you grow corn or tall crops? I see kind of smaller leafy greens. Is it suitable, though, if somebody wants to do corn or hemp?

The hemp and cannabis industry growing at a conservative 20 percent compounding. Now, growth rate is the U.S.'s largest industry right now or sector. More realistically, it's probably growing at 40 percent annually.

Is hemp and/or corn something you could do with a taller crop for this method?

David Rosenberg: So, I'd like to say we could go--grow anything, it doesn't mean we grow everything. So, we like to grow plants where we're solving a specific problem. And if the problem doesn't need to be solved, there are lots of other problems that do. So, let's focus on areas. So, leafy greens mostly because of the high rates of spoilage. Sixty percent of what comes off a farm doesn't get eaten.

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We're getting into berries because people don't realize how many herbicides, fungicides, pesticides, especially herbicides they're putting in their body. Those are chemicals meant to kill things, whether it's pests or weeds or something of that nature. And most people incorrectly think if they buy organics, they're getting no pesticides. Typically, not true. It just means organic pesticides.

I joke around that snake poison's organic. It doesn't mean--or snake venom is organic, doesn't mean you want it in your body.

So, here, we grow with zero pesticides, herbicides, fungicides. When people buy our product, I tell them don't wash it because there's nothing to wash off. It is clean, pristine just the way products should be enjoyed.

Here--you asked how we're selling. So, we are beyond farmer's markets. If you look at--from a business model standpoint, we looked at different categories. So, one is mass market retailer. And we checked each major selling category.

So, we sell to Walmarts. We sell to ShopRites. We're going to be going into other big mass market retailers as well. We look at specialty retailers. We sell to Whole Foods. We sell to Morton Williams.

You look at online retailers. We sell to Fresh Direct and Amazon Fresh. And you look at food service. We sell to different food service, like Baldor's, other ones that people in the industry know.

But the--but we sell to all the major categories and we're scaling up. So, what we wanted to do is prove our business model works, we could sell it at a price point that makes money, our unit economics work out. And then, from there, as a--as the leader of the business, I've been focusing on technology and how do we reduce capital cost, reduce operating cost, grow new crops, and grow them better so we could scale and have broader impact.

Now, we're at this fun stage of a company where the leafy green unit economics are strong and we're rolling those out. We have a nice path to better economics. So, the economics are going good to great.

So, what you see behind me is what we call model four. We've now built model five. We're rolling this out in Virginia. And we built the prototypes and are growing plants to model six that we're expanding in the United Arab Emirates.

And similar to the iPhone, each one is better, reducing capex, opex, growing product. So, now, we're rolling out better economics of future farms.

Josh Kincaid: Can you maybe unpack the economics behind that? So, growing in a place like Abu Dhabi or in the Middle East in the desert somewhere is going to be expensive, but yet you mentioned that you have reduced your cost exposure.

Is that primarily just through LEDs rather than using high pressure sodium or metal halide bulbs? How else were you able to kind of incorporate cost savings to make it a going concern? How are you able to stay in this game growing indoors when people doing it outdoors are doing it a lot less expensively?

David Rosenberg: Well, first, on the LED side. So, that's what got me into this. I read something called Haitz's law, analogist to Moore's Law. Most people have heard of Moore's Law talking about computing speed. Haitz's law talks about the efficiency of a diode improving by 50 percent while the costs go up.

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So, just following Haitz's law, I realized this is going to be huge. Haitz's law, really an LED's impact and then started making economic sense in about 2011, 2012. My co-founder started--was using LEDs starting in 2009. So, he was really one of the first people to use LEDs in a commercial selling--setting just seeing what the future is.

So, part--yes, part of our cost reduction is just following the cost curve of efficiency of a diode. But then, coupled with that, it's how we apply a diode. So, as an example, plants don't need every spectrum of the sun in order to have photosynthesis. So, they mostly utilize reds and blues. It's, in fact, the yellow spectrum that's the energy hog that's a very inefficient spectrum from a photosynthesis standpoint.

So, we're able to strip off different levels of spectrum and optimize spectrum for photosynthesis just further reducing the cost to the diode, but also the energy to power up that diode. So, there's a lot in lighting.

And here, we're actually vertically integrated our--one of our early investors is arguably the leader in LED investments out of China. So, we contract manufacture to produce our luminaire in China, our base one. We have a high-end we produce in Israel. There's tremendous ag tech innovation coming out of Israel. But in both cases, to get a competitive advantage, let's large the largest single line item of our bill of materials we think have a--like, our costs are about half of what the competitor seg is.

But back to your question about what's driving the cost reduction. A lot of it is the biology. So, here, I would argue, the world is relatively ignorant of what makes a plant grow.

And if you think about it, we've all had good fruit or vegetables. And if you had the opportunity to ask a farmer why was this crop good or this bad, you'd get an answer of well, it was hot, it was cold, it was wet, it was dry, but the farmer doesn't really know. And in fact, it is those things, but with much greater specificity of when was it hot, cold, wet, dry, et cetera at certain points in the plant's maturation.

Imagine you--what you would feed a newborn baby or a baby is different from a teenager, different from an elderly person, and same thing with exercise, sleep patterns, and so forth. So, here, with tremendous specificity--and we're as much a data science, so the digitization is important, data science company as anything, we are looking at how to optimize plant growth at all different levels of maturity of a plant to give the plant what it wants. And in doing so, we are taking yields to a whole another place.

To quantify that, a typical plant that's grown at about 40 days in the field is grown at about 14 days at AeroFarms. What's typically three crop turns a year in the field because of seasonality, we have 26. We have some varieties that have 92 crop turns a year. But just think of the 26. So, that means per square foot, 26 versus three, plus we stack 14 levels high. We have tremendous productivity in a very small footprint, plus we are optimizing taste, texture, all of these qualities.

For your readership, your viewers, or listeners, I encourage you, try our product at all of the places mentioned. And when you buy it, don't wash it. Again, there's nothing to wash off. And you'll probably say this is the best kale--just type in--if you're at Fresh Direct or something, type in AeroFarms or go to Whole Foods, whatever, and you'll probably say this is the best kale, arugula, watercress. Our watercress is so good, one of our retailers made us their sole source of watercress provider--producers.

We changed the category of micro grains which was a niche category. We 10X'd it and one of--with one of our retailers because it was just taking what's considered typically a product that's not used only in cooking but putting it as a center of the plate product. So, we're also bringing back heirloom varieties and lots of different products to excite the customer and bring excitement to the category and grow the category with the retailers.

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People shop at a supermarket not to get Cheerios, which they could get everywhere, but the differentiators are in fruits and vegetables. And we're bringing that customer awareness with more excitement into the store.

Josh Kincaid: We recently saw a massive heat wave in the northwest. It went 110 degrees or something. The siding on the buildings were melting. So, I know people in Arizona are laughing because they deal with that all the time, but we don't, and our infrastructure's not ready for that. The west coast isn't ready for that.

California, being the fifth largest economy in the world by GDP, has a lot of agriculture that comes out of there. And so, a lot of the crops that were being harvested with the heat wave came fast. I know the apples and plums in my backyard came out and they were really gross. No flavor with that heat and massive heat wave.

So, wondering if that is an obvious advantage to you and how you're utilizing that.

But I also wanted to touch on the point where you said about the growth. This isn't from any additives you're putting in. Is it from a technique that you're getting four cycles more than average? Is it aeroponics? Or how are you getting the growth? And how--is the advantage of indoor with these new heat waves an even added bonus?

David Rosenberg: Yeah. There's two questions there. First, in terms of how we get it. So, it's first, understanding the plants and then how to deliver what the plant wants.

So, here, it's aeroponics. So, people think of AeroFarms as aeroponics. That's how our name originated. And for those who don't know, hydroponics is a roots are in water, aeroponics is we mist nutrition and water to the root structure. Roots want oxygen, the leaves want carbon dioxide.

So, we put in supplemental CO2 and we help--we give a very healthy oxygenation of the roots. Aeroponics itself, we think, gives us about a four-day improvement in growth cycles just giving the plant what it wants.

But optimizing all of these environmental stresses, whether it's spectrum intensity frequency, nutrients, micro nutrients, and there's tremendous specificity there. So, we break out the--what otherwise people call fertilizer into 18 different minerals and elements. And we developed our own automated nutrient delivery system. So, we could deliver those fertilizers, your nutrients and micro nutrients, in different groupings, about eight different groupings at different frequency. So, about every 15 minutes--like, we might notice a plant wants more magnesium, more zinc, more iron, less of something else, and we redeliver it.

But tremendous specificity to give a plant. So, imagine a kid in a growth spurt eating, sleeping, exercise differently than one who has good habits, one that has others. One's going to be bigger and stronger. So, that's what we're doing with the plant, just to give it what it wants. But it's a combination of--than how to deliver what the plant wants. And part of it is genetics.

So, we're working with parties. We're not a genetics company, but we have geneticists on our team. We're working with leading breeders to optimize genetics not for drought resistance or pest resistance but for yield, taste, texture. So, I have this new lens of optimizing genetics.

So, it's this confluence of factors that come in. At AeroFarms, as a tech company, we have about 250 invention disclosures, 50 patents, pending patents, 50 trade secrets. We bring a lot of different vantage points, a lot of vertical integration in the tech.

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We have engineers, mechanical, structural, lighting, electrical, PLC process, industrial, design. We have plant biologists, physiologists, pathologists, molecular biologists, microbiologists all coming together understanding what a plant wants and then how to deliver it to deliver yield, taste, texture.

To your other point on the environment. So, the environment macro picture, unfortunately, is getting worse. So, you look at the fires in California, you look at the heat wave, you look at the water shortages, these all make it hard to grow plants. So, leafy greens, most of the products are in Salinas, San Joaquin, California, New Mexico, Mexico. All those areas are getting hit. That's where we're getting products out of.

Anecdotally, I go to the supermarket, and I see this category going up. So, what was 3.99 for a clamshell is now 4.49, 4.99. Our products, right now, is kept at 3.99. But the competitive landscape also, shipping costs are going up. We are, as farmers, in areas in drought--drought stressed areas. They're basically sticking a straw deeper and deeper, sucking up ground water that's really our future generation's ground water.

So, this is a massive train wreck in agriculture that's coming, and we really need to do something about it. I'm not saying vertical farming and AeroFarms is the be all, end all solution, but it's part of it. We need to work collectively, and in some cases, we are.

So, we announced a partnership with Hortifrut, which is the 800-pound gorilla in blueberry production not only how we could grow blueberries at our farms but what we could learn back to the data analytics and just this process of scientific exploration where we can isolate variable test assumptions and fully controlled agriculture that you can't do in the field. So, we learn things and we could apply that learning back to the field as well.

And we're finding some interesting relationships, revenue generating relationships there as well, and a lot of opportunities to utilize what we consider our platform to solve our broader problems in ag.

But to sum that up, the macro environmental tensions are making it harder to farm in the field. And the numbers, hundreds of millions of pounds grown, produced in the field. In vertical farming, it's maybe a couple of million. So, it's just a drop in the bucket in a space where the current supply chains have a more and more disruption. This space in general is going to be bigger.

And if you look at the--the other trend is people are eating more and more fruits and vegetables. So, leafy greens is growing at, I think, 7 percent a year. Local. The desire to buy local is also growing at about 7 percent a year.

Josh Kincaid: Yeah. There seems to be a lot of crossover because you have a lot of social responsibility, investors that might be interested in what you're doing, a lot of the environmental social governance investors interested in what you're doing. Using up to 95 percent less water, 99 percent less land, 390 times more productivity, and zero pesticides compared to traditional farming.

There's also opportunities to be thrown into the ETFs or indexes for even robotics or automation. Do you guys use robotics yet? I'm wondering what the automation--do you guys optical lenses to see if the leaves are tacoing for either environmental stress or nutrient deficiencies? Is that something you guys are utilizing?

David Rosenberg: We do. Just on the ESG thing real quick. I'm proud that we're a B Corp. So, we're one of just, like, I think, 10 or so certified B Corps that are public companies. And we've been a B Corp I think since 2017.

Josh Kincaid: Explain that for people who don’t know what a B Corp is.

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David Rosenberg: It basically means when we make a decision, we think of the environmental implications, the societal implications, not just the shareholder implications. We realize we're doing this anyway, why not join on as a B Corp more to, like, inspire others to make this stance as well?

It really doesn't influence what we do because we're already doing the right thing. So, it's not just about being societally smart. It's about being smart. And we're smart and we consider smartness across a bunch of different areas, like society-like environment.

On the robotics side. So, we do not use a lot of robotics. We use a lot of automation. We use some--we're getting involved. Where robotics is more relevant is if you think of strawberries. So, it's the grabbing of a strawberry itself, touch robotics is the term. It's a twist. But what's the right strawberry? And the decision to make a right--to pick the right strawberry or tomato.

And here, we realize we're not going to be a great robotics company. Let's partner with people on robotics to apply robotics there.

There's a lot of automation. So, we have automation in seeding, harvesting, cleaning, packaging, and automation between all of that and in different areas. Like, we customized automation in seeding and harvesting. There's actually that relatively simple innovation. It looks cool but it's actually--the innovation there is kind of cool.

Automation between the automation is also--it looks cool, but it's relatively simple. It's just warehouse automation that we package. Well, it's--most of the innovation is in the towers themselves or in the genetics or in the algorithms in which to manage the biology.

On the imaging system--so, they're--that's very innovative. So, here, we realize we want to image every plant every day, but that was really beyond our capabilities to do it really well.

So, we partner with Bell Labs. We actually had a press release last Friday. Eighteen engineers from Bell Labs helped us create this so we could image every plant every day. And in an image, you could see, like, the color, discoloration, spotting, tearing, width, height, stem length, petiole length, ratio of all that.

It's all great information and how we learn from it and how--and it's used both from an R&D perspective, but also from an operations perspective, what's going on, what's going well, and it's great data, great information. It's a great deal with another great innovator in Bell Labs. And it was--we structured where it's a win-win where we have the technology--rights to the technology and indoor ag and we manage that. They use the technology. We co-created it outside of indoor ag, whether it's for the telecommunication industry or other spaces.

Josh Kincaid: That's interesting. Let's go back to the--going public via SPAC. Always like asking the question with people going public with a SPAC, why they choose that route over a reverse takeover or IPO.

So, you guys have a transaction. It's going to be valued fully diluted proforma equity value is 1.2 billion, assuming no redemptions by Spring Valley shareholders.

Post-merger, you're going to become publicly traded on Nasdaq under ARFM, but why via SPAC?

David Rosenberg: So, the SPAC lets us--the SPAC process lets us share our proforma, financials, and tell the story in more deeply way. And I thought that was important because as the CEO of the company, the way I've been leading is a heavy focus on technology and for the future.

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So, the farm behind me, I call that model four. We've already, as I said, built model five and we're now building a bigger model five, what might be the largest vertical farm in the world. This one, for a number of years, was the largest vertical farm in the world. This is the next largest one. And we've already--are building model six.

Those economics of those farms get better and better. There's about 10 percentage--expected 10 percentage gross margin point improvement on these successive iterations of our farms.

And here, that story, it's hard to tell, coupled with--like, it's hard to tell without--or it's traditional IPO. So, in the SPAC process, we could give the proformas, share how--invite investors to go deeper of why we made the choices we did in building the company. It's been a lower focus on revenue, more of business plan. So, let's have these key customers, like Walmart, ShopRite, Fresh Direct, Amazon Fresh, so we prove the business model, prove the price point to the unit economics, and then focus on tech.

Now that we've focused on tech and have this clear roadmap to roll out new innovation models of our farming system, now it's a good time to SPAC process that lets us tell that more fully.

And then, we have these other elements. The way our bankers convinced us to manage our proforma is just give the leafy greens in the proforma when, in fact, we're doing a lot on genetics. We expect to have revenue coming in from equipment sales, from selling strawberries, these other elements. Even we're growing a plant that produces a protein as a therapeutic to treat highly symptomatic people with COVID-19 on the pharmaceutical side.

So, we're using our platform for different ways, but none of that is in our proforma. So, here, we're just showing leafy greens because that's what I could look you in the eye and say this is what we could deliver on at these--at this revenue, this profitability, at this timeline. All these other applications, we can't, it's too episodic. So, we left that off.

But here, back to the SPAC piece, we could tell them more full story of what it is we're doing as a company, how we think of ourselves as a platform, and utilizing the platform to solve these broader problems in ag.

Josh Kincaid: I want to dive into some of the risk factors that you might have. There's going to be some skeptical investors out there and you've kind of got some risk factors that you put in your S4. Want to kind of go through those.

Starting with the highlight that you made around AeroFarms building and planning to build vertical farms that may be subject to unexpected costs and delays due to the reliance on third parties for construction materials, delivery, and fluctuating input costs.

So, right now, we are in kind of this global supply chain conundrum where there's shortages all over the place. You mentioned that you have a 10 percent margin improvement per warehouse that you're building, but have you had any construction delays due to that global supply constrain? How has the pandemic affected your ability to scale and continue to expand?

David Rosenberg: Yeah. The pandemic's affected everyone. Right now, what I could say is, like, our farm--our next farm we're building, the big one in Virginia, is on time, on budget. Where it's affected us is I had more cushion than I was hoping for and some of that cushion--and I thought I--I wanted to be under time and under budget. Now, it looks like we're going to settle for on time, on budget.

And it's--like, going deeper, we made some advance purchases in steel, whether that was luck or smart, for the building, we kind of got away from that and people know what's happening with steel and wood prices. On the towers, there's steel on the towers on the frame. So, we went--we took away some cushion there. But we actually made a ton of design improvements that kept us net-net neutral.

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People read about the disruptions in microchips. Essentially, a diode--a light-emitting diode is a microchip. So, there were some disruptions there. We made some advance improvements there from a capex standpoint, but those kind of got taken away with the supply chain elements that we had to deal with.

So, what I like is net-net--the design changes we've made, those are long-term structural improvements that we're going to have the benefit of. And now, we're--we are sort of managing those shorter-term supply chain challenges, whether they last for a year or whatever. But the farms that we budgeted for, it looks like some of that cushion is going away, but we still expect to be on time, on budget.

Josh Kincaid: Did you benefit from COVID? You mentioned more people were eating fruits and vegetables, which I find interesting. I've also heard that recycling has increased 20 percent with people working from home during the pandemic, meaning they're eating more, I don't know, berries and nuts or whatever.

So, with the pandemic--in your S4, in your risk statement, you said the pandemic--not you, but company had written that it--the pandemic could negatively impact AeroFarms' business results and operations and financial conditions. But Ernst & Young had an article and they posted that in 2015, for the first time ever, consumers in the U.S. spent more money dining out than cooking meals at home.

That's obviously changed quite a bit during the pandemic.

David Rosenberg: Well, first, on the S4, as you know, everyone wants to just take whatever the risk could be and put it out there. There's an element of cover your ass.

Josh Kincaid: Absolutely.

David Rosenberg: So, we want to be up front with whatever could be. But the pandemic had--it impacted us like other companies in other ways. First, from a people safety standpoint. I'm proud of the 200 or so people at AeroFarms. I think we've only had three people that contracted COVID that I'm aware of and we've been able to create a very safe environment.

It was out--not without its challenges. We had to--especially our packaging equipment. It was not designed for social distancing. So, we had to redesign some of our packaging lines, things of that nature.

But the bigger disruption actually came from things like--government stimulus, some of the unintended consequences. People just took the CARES Act, took some of the money instead of coming into work. So, even--we pay $15 an hour and that was--certainly had some challenges there. And we worked with policymakers to make sure they understand the impacts on manufacturing as we have different policies.

For the most part, I mean, our retention is way above industry norms. So, we create a very healthy work environment for people. A lot of people I'm--I'm friends with a lot of CEOs that have trouble with job retention both at the operation side and at the office side. And our retention's both are below average, and we have a very strong culture.

The supply chain was more impacted in our customer. So, if you look at produce distributors and food distributors--think of all the food that goes into a supermarket and then goes out to the--it goes into a central location and then out to a supermarket. As people were prioritizing toilet paper and long life--shelf-life items, short life items like fruits and vegetables often got deprioritized.

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So, we had to work with customers when they couldn't take orders or had to manage just chaos in their own distribution centers. But we worked through that.

For the most part, I think we're coming out stronger. There's more awareness from a societal standpoint on what we--people are asking not just the what am I eating but how was it grown. And we actually had a rebranding where we used to sell under another brand, Dream Greens, which is more about the what not the how. Now, we merged our brands to sell under AeroFarms where we could go into the how and the what.

People want to understand how do you grow plants without pesticides. And then, we explain what we do with the lights from a--what we do to protect the environment. They understand what's--what is your impact from a soil standpoint, from a water standpoint. They want to know more, and we like now meeting with technology, leading how we're--we have this positive impact on society.

We also have other positive impacts where we brought in a lot of people from second chance workers, people that are--a prior history of incarceration into our production facility and have not just given them a job but given them a career path. So, we look in this multifaceted, multidimensional way where we could have positive impact and we're coupling it with our business impact. And as a result, we have tons of people coming to work at AeroFarms.

I had a job opening recently. We had over 9,000 applicants. We had another job posting, we had 1,500 applicants. So, we have tremendous talent that wants to work at AeroFarms. I think it's a huge competitive advantage. We have a strong culture.

So, for a number of reasons, I think we're coming out of this stronger than when we went in, but it's certainly not without its challenges for us in the industry.

And also, food safety. People are more conscientious of food safety. And here--from a food traceability, it's--imagine if you have another farmer and there's a contamination and that farmer says, well, there's a contamination in these five acres. For us, we would say, well, we know what goes into what plant within a five foot by three foot tray.

So, we are continually taking food traceability to another level to know what's grown, what goes into each plant and how we continue to improve standards of performance, working with regulators, improve standards of performance, lift the industry to a much better place.

Josh Kincaid: Yeah. Sounds like an opportunity with more people eating from home and the continued heat waves, they're going to want more flavorful stuff. So, sounds like you're in a pretty decent position.

And you kind of answered my next question again surrounding your S4 risk statements about depending on employing skilled and--a skilled labor force. There's a risk that there's a failure to attract and retain qualified employees that could negatively impact AeroFarms business. You mentioned a lot of other people and I've been seeing it everywhere where there's just a shortage of labor, but apparently that hasn't affected your ability to hire and retain employees, it sounds like.

David Rosenberg: Well, I mean, it's not--it's something we have constantly put attention to. So, we cherish our people. We grow--but we have great people. We grow a great culture. And we're really fortunate.

A lot of people that come in, come in from friends. Like, we have--someone from MIT that worked at the company pre-COVID went to a fair--we have a bunch of MIT people--at a career fair at MIT and said the line to talk to AeroFarms was longer than the line to talk to Facebook.

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So, something we're doing is resonating with people and we are taking advantage of it, just bringing fantastic, mission-driven, curious--intellectually curios, passionate people that want to join our journey and will continue to do so. Whether it's--we have a bunch of people from Wall Street. We have a strong Wall Street group that's helping with business development. But across the board, from intellectual property to plant science to mechanical to the unskilled workers.

We are--we figured out what are the questions to ask to get at who has intellectual curiosity, who has passion, et cetera, et cetera to join us. But it doesn't mean it's not without its challenges at times, but so far, I think we are managing it much better than others.

Josh Kincaid: I've always found that if you have to educate and then sell, you're going to have to have a huge marketing and advertising budget. It's very, very difficult to have to educate and sell. Are you finding that people are accepting and adopting these farming techniques without question versus farm raised fish? Which I won't eat farm raised fish, but I don't have a problem with vertical integrated agriculture or vertical farming.

Your S4 said that people could--that AeroFarms could be adversely affected by a change in consumer preferences or perception, spending habits, failure to expand your product offerings. Do you think that customers care about vertical farming?

David Rosenberg: Yeah. What I mentioned earlier is I find the consumer wants to know more of the what, not--or the how, not just the what. So, they want to know more of our story. They're interested. And we're leading with it more and more. And the retailers think so as well.

If you go to Whole Foods now in the mid-Atlantic region, there's a good chance you're going to see a picture of me right next to the greens. And that's just evidence of they want to tell the story. They want me to tell the story. They think we will tell--I will tell the story more authentically than they will and they think that's very enticing.

And that's how supermarkets differentiate, again, not with Cheerios, but with produce. And what I find is pesticides, like some of it is fear. Do you realize how many pesticides, herbicides are in that other competitive product versus this has zero?

And then, what I also enjoy is just taste. Try this kale. And again, your listeners, your viewers, I encourage you, try it. This is probably the best produce--leafy greens you'll ever have.

We're not selling our strawberries yet, but when you do, you'd probably say the same about our berries. But the tenderness, the pepperiness, the bitterness, the sweetness, depending on the leaf, what we amplify to try and make the plant the best it could be. So, we're winning.

And if you look at our net promoter score, which most people don't share what this is. Ours is--I think it's 55. Like, Apple, which is one of the highest, Apply technology company, they're at 70. In the produce industry, most are in the low 30s. But we're at 55. That's one's likelihood to recommend product to their friends.

Our units per store per week is about 55 percent or 50 percent over the competitive landscape. So, our sales are doing very well. This is back to my focus is how do we--do we grow a product at a price point that works for the consumer where we're leading in our category? And once we hit that, then do we--let's do it across mass market retailer, specialty retailer, et cetera, et cetera, then focus on technology.

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Now, we're at a point where we have that proven in a strong enough way we're now--we're expanding and we're utilizing our platform to grow new plants and reduce these other capex, opex, and so forth.

But to answer your question, to sum that up, yes, the way we grow resonates with people and it's a selling point. It's a leading place. We see it as an opportunity. Can it be a risk? Yes. Right now, we see it as a big opportunity.

Josh Kincaid: You mentioned your picture in the grocery store and I've been to a Kroger or Fred Meyer and seen pictures of the farmers up there for branding. In your S4 for your risk factors, you said customers or consumers are unwilling to accept--they may be unwilling to accept AeroFarms rebrand which is occurring during the second quarter of 2021, could be material adverse effects to the reputation.

And so, with that, I'm just curious how important branding is for the food industry. I know health and wellness is important. What about for you guys?

David Rosenberg: So, I didn't start off thinking it was, but we hired--our head of marketing was the former marketing person at Loreal, then he was the head of marketing at Food Emporium and Citarella. So, a real brand person with industry sector experience. And he convinced me that brand is important.

If you look at the competitive landscape, there's no brand that really jumps out. For my thought for a while was there's nothing distinctive for anyone else. Why would there be something distinctive for us?

Where my mind changed is I started to appreciate that we do have distinctive product. I mean, how many times--I think twice at least I've mentioned try our product, it tastes so good. There truly is distinctive. And if it's distinctive, maybe we could have a distinctive brand.

It certainly doesn't seem to be a negative. I think we have to mention all the potential risks, but it doesn't seem to be a negative, it seems to be a positive. And now, more and more, we want to lead with brand, tell our story at AeroFarms and how the brand interacts with the customers on--how it fits on the shelf.

And we have, I think, really smart packaging. When you look at our packaging, it really pops. There's a lot of colors. There's a big window to see the product. People want to see the product. So, there's a beautiful window to see the product and a lot of color to pop on shelf as well.

Josh Kincaid: I want to touch on your projections moving forward into 2022 and beyond. Your goal is to move from the first farm that you built to 16 farms. You want to grow revenue to 553 million from the 4 million you have today with gross margins roughly around 50 percent by 2026.

How are you going to plan on achieving those goals?

David Rosenberg: So, right now, it's building leafy--the focus is leafy green farms and we have a set schedule that we are on track of to build leafy green farms. And the focus is North America, but we could go other places. I mentioned we're building something in the UAE.

And just as a quick sidenote, other places in the world, the value proposition is stronger than the U.S. If you think of the United Arab Emirates in the Middle East. So, in the UAE, you have cheaper--lower cost energy.

You also don't have access to good farmland--as much good farmland or fresh water. So, as a consequence, they import about 90 percent of the produce. So, they still have a large customer base demographic that works for us. So, the business model is better in some parts of the world than in the United States.

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So, we're not solely focused on the U.S., but it is our focus in North America.

And there is most of the--what's important to understand, several of the big players in our category do hundreds of pounds of leafy greens a year. So, we are--right now, our next farm in Virginia is going to do about 2.5 million pounds. So, we're still a drop in the bucket compared to the massive field farm space and what it does.

Additionally, we expect to bring more fruits and vegetables, more crops to the phrase. So, right now, our proforma is just on leafy greens, but we're working hard to commercialize berries. We've grown about 70 different varieties of berries over the last three years. We grow probably the best berries you've already had. And we're working now to prove out the design at bigger scale so we could work to commercialize it.

But the--there's a tremendous opportunity coupled with--if you think of our previous conversation, all the forces--the environmental forces that makes it harder for the field farmer to farm, whether it's extreme weather, droughts, supply chain disruptions like that. Or not--right now, more specifically, there's labor shortages on long haul trucking. So, we disintermediate that supply chain growing locally. So, we just have to deal with short haul trucking.

Josh Kincaid: For some of those skeptical investors out there looking at the earnings expectations and wondering about the valuation. For example, there was an article about your earnings, and it said that the business is gross profit negative, that the operating income is negative, EBITDA is negative, and net income is negative. And the only valuation metric available is the price to sales ratio giving the valuation of 1.2 billion. With AeroFarms having 2.5 million in sales, that's roughly a price to sales ratio of 400, which is high.

So, for those skeptical investors, I'm going to ask that question. How do you justify a high price to sales ratio to new and potential shareholders?

David Rosenberg: A couple of things. So, this year what we communicate is we'll do about 4 million. We're on track to do that. A big part of way--the way we grow the plants behind me is we're focused on--I mentioned hitting the price points that are relevant to our business model. And then, how do we utilize the space to reduce capex and opex?

And to do so, it's about the innovation of model five, model six. And doing that, we use it really as a pilot facility. So, we have four buildings in Newark (PH). So, we'll try a new innovation in our plumbing lines, our airflow lines, our CO2 lines, our lighting spectrum.

But one of the things I've noticed in this industry, there are unintuitive situations of how technology scales. So, we'll try it at small scale and then we'll use it at a big farm, like the one behind me, to see how technology scales. And the point is there's been a priority on using our big farm to prove out future generations of technology. That comes with expense related to labor and sometimes experiments work, sometimes they don't work.

So, we've been able to manage the farm to meet customers, get great quality and meet customers. But the priority hasn't been profitability on this facility. It's been to prove out future generations of technology to reduce risk.

So, what we've showed is here are the elements of unit economics. Here's the--the biggest one is yield. We're over indexing on yield, but we have all the features that come up that we're showing that show the unit economics of cost of goods sold, here are the price points, and this is why the business model works. We've shown the representative customers. And now, let's roll out.

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Back to the valuation point. So, our enterprise value is about 800 million. And our last raise, we brought in about 100 million at a valuation a few years ago at about 500 million. So, it's a modest step up to the 500 million--the 800 million.

There is, like, some other competitors, someone in this space that have a higher value. So, shareholders are getting what's widely perceived as the industry leader at a modest bump up to our previous valuation. That's a discount to others in the space we're--I would argue we're ahead of. And it's in the public sector that's otherwise a private sector valuation in the competitive landscape.

So, now, you have an opportunity to buy in a public sector that is--has, I would argue, a strong technology lead, a strong proof of concept of the unit economics. Or not proof of concept but proof of the unit economics, proof of the customer excitement, and net promoter score units per store per week. And now, we're well positioned to succeed.

And we just put the value was pegged just at leafy greens. When there's all the other activities we're doing, that's all upside to the investor.

So, it seems like all things considering, there's a tremendous growth potential for investors to get in.

Josh Kincaid: What would you say to a critical investor who said that there was an unproven business model? Maybe you can explain what your secret sauce is or the technology that you have that maybe competitors don't. Anything that would be beneficial for somebody who's on the sidelines waiting to invest.

David Rosenberg: Well, the unproved business model piece, I think that's what I just said. So, we have--here are the price points that we sell. And arguably, those prices have gone up for the rest of the industry. So, there's upside potential there. Here's our key elements of cost of goods sold. So, we think we've shown that. And here's how it scales--how the farms scale up to build more and more farms in different demographics and what the customer demand is.

On the technology innovation, it's really--so, the 250 invention disclosures, again, 50 patents, pending patents, 50 trade secrets, plus all that, it's industry leading. And the innovation's all over. Lights. We mention we contract manufacture in China. We think we have a strong cost advantage in the large--the largest single line item of the bill of materials. I talked about the imaging systems with Bell Labs.

But the--there is a tremendous innovation on hardware. Our automated nutrient delivery systems--and we developed our own just because there wasn't one in the industry we thought was good enough. So, we developed our own.

Our airflow is quite unique and innovative. Our--the biggest part is probably the trade secrets, which is around the algorithms in which to grow plants and the genetics. We're working with different parties to have access to great optimal genetics to grow the plants.

But there's innovation all over this. And then, taking that platform and applying it to other crops, whether it's berries or other applications of crops, like the pharmaceutical space or the genetic side.

Josh Kincaid: I want to ask you this last question about a point that Ernst & Young brought up. They said that new models, like urban farms, vertical farming, and in store production, and aqua culture could provide a bounty of local options to consumers even in former food desserts. A wide array of digital ag tech solutions are going to cause a disruption in all areas of the value chain.

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So, do you see a large retailer making a play into this space? Or what is your possible exit strategy? Do you see an acquisition coming in? Are you guys just going to ride all the way to the top? What do you see with that?

David Rosenberg: Well, I don't see retailers. So, there's some things when they're--when different trends happen, we ask, is it a trend or is it a fad? In terms of retailers getting involved in farming, I think that's more of a fad. And you see it sometimes hopping up in, like, in-store farms. I think at the point where retailer, someone gets sick and dies because of listeria, salmonella, e. coli of a farm of theirs in a store, that's when they say, wait a second, I'm a supermarket, I’m not a farmer, then that becomes a fad not a trend and they take them all out.

But the--in terms of a retailer vertically integrating and having separate farms, there, too, I don't think it's happening, but there's lots of--I won't get into it here, but there's a lot of opportunities if you look at who we partner. We partner with some of the biggest farms in the world, some of the biggest farmers. We partner with some of the biggest ag tech companies in the world, some of the biggest genetics companies in the world.

We partner with some of the biggest tech companies in the world and, like, Bell Labs, Dell Technologies, things of that nature. So, there are a lot of opportunities. People don't realize how agriculture is really--I mentioned pharmaceutical, nutraceutical, cosmeceutical beyond food. It's in so many things we interact with every day.

So, there are big opportunities right now. I actually--I don't build a company focused on the exit. I build a company focused on let's build a great company.

So, I'm focused on what are the opportunities in front of us at AeroFarms? How do we get the resources going public to really put wind in our sales to optimize both our platform reducing capital cost to operate, operating cost to grow new crops, grow them better, and scale out our leafy green business?

And we have a great opportunity ahead of us that we're focused on, have great people to support us in doing so.

Josh Kincaid: We talked about a lot over the last hour. Is there anything that I missed or anything you want to include at this point?

David Rosenberg: I would say the impact side, we've touched on that, is really strong, both our positive impact on the environment and on society. And the way we utilize our platform, there's so much technology coming in. The digitization is tremendous. And it's not just the software user interface, what's called the MES, but it's also the SCADA system, the PLCs, the industrial controls.

We have really a fourth industrial revolutionary set of industrial controls that seamlessly integrates with the sensors. So, we could digitally know how to manage the farm. And it's not just the growing, but it's the seeding, the harvesting, the packaging, and giving the plant what it wants, but how we take all that as learning to understand what makes a plant grow great and how do we apply the growing to other plants.

So, there are commonalities, as an example. We grow the sweetest--and this is a fun story to leave your viewers with.

When you try our berry, it'll--a berry has typically a bricks level which is a measurement of sugar of seven. Every four years about, you have a bricks level that is a level of eight. Our berries consistently have a bricks level of 11 because we understand how the fido (PH) chemistry moves. And if we stress a plant during the diurnal cycle, which is the resting period, we could drive more of the fido chemistry, the bricks, the sugars from the leaf to the berry and have a sweeter berry.

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So, there's all this amazing know-how to unlock from agriculture that has broad application to the other crops we're doing. So, there's a cyclicality of how we grow one plant learns to the other and that's going to be tremendous for us and tremendous for the industry.

Josh Kincaid: Where can we find your products? Give us a link. So, where are you at online, on social media? And where can we find your product? I'm in Seattle. How do I get some of that? How can someone in Atlanta? Where you at?

David Rosenberg: Yeah. So, you could read more about us at AeroFarms. And thanks for asking. AeroFarms.com. And you could buy our product--if you're in the northeast United States, apologies. There's some places in Virginia. In Virginia, you could get it at Walmart.

In the northeast, you get it at Whole Foods, Fresh Direct, Amazon Fresh, ShopRite. There's other places that we haven't publicly announced. And Baldor, places like that. Morton Williams, which is another retailer.

So, apologies, but right now, it's just available in the northeast. There's an element of it's about local. So, we ship locally to that--about a three or four state radius.

Josh Kincaid: And when can we expect to see that in the northwest or west coast? What's the roll out or anticipation of that schedule?

David Rosenberg: Yeah, this is the frustration of being public is I have to watch out what I announce.

Josh Kincaid: Right.

David Rosenberg: We've announced our farm in Virginia that could work with the neighboring states. And soon, we will make other announcements, but I can't say when. But we're working hard to make other announcements soon.

CONCLUSION

Josh Kincaid: All right. Keep us posted. All right. I think with that, we're going to wrap this one up.

I want to thank to thank my guest, David Rosenberg. He is the CEO and co-founder of AeroFarms going public via SPAC with Spring Valley Acquisitions. Look at them under Nasdaq under the ticker symbol ARFM.

David, thanks again for being back with us on Seeking Alpha.

David Rosenberg: Right. And under SV now and ARFM in a couple--in, like, 10 days or a couple of weeks. But Josh, thanks so much. Great being with you.

Josh Kincaid: Yeah, I appreciate it. I'm Josh Kincaid. This is Seeking Alpha. Don't forget to like, share, and subscribe.

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Important Information and Where to Find It

Spring Valley filed the definitive proxy statement/prospectus with the U.S. Securities and Exchange Commission (“SEC”) in connection with the proposed Business Combination. The definitive proxy statement/prospectus has been sent to all Spring Valley shareholders and Spring Valley and AeroFarms will also file other documents regarding the proposed business combination with the SEC. Spring Valley shareholders and other interested parties are urged to read the definitive proxy statement/prospectus and any other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information about Spring Valley, AeroFarms and the proposed transactions. Spring Valley shareholders and other interested parties may obtain free copies of the definitive proxy statement/prospectus and other documents filed with the SEC by Spring Valley through the website maintained by the SEC at http://www.sec.gov or by directing a request to: Spring Valley Acquisition Corp., 2100 McKinney Ave, Suite 1675, Dallas, TX 75201 or (214) 308-5230.

Participants in the Solicitation

Spring Valley and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed transactions. Information about the directors and executive officers of Spring Valley is set forth in its definitive proxy statement/prospectus (Registration Number 333-255978), initially filed with the SEC on May 10, 2021. Additional information regarding the participants in the definitive proxy statement/prospectus solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is included in the definitive proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transactions when they become available. Spring Valley shareholders and other interested persons should read the definitive proxy statement/prospectus carefully before making any voting decisions. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

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Forward-Looking Statements

This communication includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations, Spring Valley’s ability to enter into definitive agreements or consummate a transaction with AeroFarms; Spring Valley’s ability to obtain the financing necessary consummate the proposed transactions; and the expected timing of completion of the proposed transactions. These statements are based on various assumptions and on the current expectations of Spring Valley’s and AeroFarms’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Spring Valley and AeroFarms. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the inability of the parties to enter into definitive agreements or successfully or timely consummate the proposed transactions or to satisfy the other conditions to the closing of the proposed transactions, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company; the risk that the approval of the Spring Valley shareholders for the proposed transactions is not obtained; failure to realize the anticipated benefits of the proposed transactions, including as a result of a delay in consummating the proposed transaction or difficulty in, or costs associated with, integrating the businesses of Spring Valley and AeroFarms; the amount of redemption requests made by the Spring Valley shareholders; the occurrence of events that may give rise to a right of one or both of Spring Valley and AeroFarms to terminate the Merger Agreement; risks related to the rollout of AeroFarms’ business and the timing of expected business milestones; the effects of competition on AeroFarms’ business; and those factors discussed in Spring Valley’s registration statement on Form S-4 (Registration Number 333-255978), initially filed with the SEC on May 10, 2021, under the heading “Risk Factors,” and other documents of Spring Valley filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Spring Valley nor AeroFarms presently know or that Spring Valley and AeroFarms currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Spring Valley’s and AeroFarms’ expectations, plans or forecasts of future events and views as of the date of this communication. Spring Valley and AeroFarms anticipate that subsequent events and developments will cause their assessments to change. However, while Spring Valley and AeroFarms may elect to update these forward-looking statements at some point in the future, Spring Valley and AeroFarms specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Spring Valley’s or AeroFarms’ assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

AeroFarms Contacts:
Investor Relations:
Jeff Sonnek
ICR
Jeff.Sonnek@icrinc.com
1-646-277-1263

Media Relations:
Marc Oshima
AeroFarms
MarcOshima@AeroFarms.com
1-917-673-4602

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